Exhibit 4.8.14 - Electronic Catalogue (6) – NBG125-100-160-169

Description	Value
Product Name:	NBG 125-100-160/161 A-F-A BAQE
Product No:	95105171
EAN No:	5700836546714

Technology:
Pump speed data	2950 rpm
Real calculated flow rate	279 m3/H
pump lift	26.4 m
Real blade diameter	169mm
Shaft seal	BAQE
Shaft diameter	32mm
Curve tolerance	ISO 9906 Annex A
Edition of pump	A

Material
pump body	cast iron
EN-GJL-250 DIN W. – Nr.
A48-40 B ASTM
blade	Cast iron
EN-GJL-250 DIN W. – Nr.
A48-30 B ASTM
Material Code	A

Install
Max Environment temperature	40°C
Max Operation Pressure	16
Flange Standard	EN1092-2
Connection Code	F
Pump inlet	DN 125
Pump outlet	DN 100
Pressure Level	PN 16
occipital ring	occipital ring

Liquid
Temperature of Liquid	0…120°C

Electric Data:
Motor type	MMG200L
Number of Motor Poles	2
Rated Power – P2	30kw
Frequency of Power	50Hz
Rated voltage	3 x 380-415 D / 660-690 Y V
Rated current	53.3 / 31A
Start-up current	720%
Cos phi-power factor	0, 88
Rated speed	2950 rpm
efficiency of mortar in Full load	91,4%
efficiency of mortar in 3/4 load	92,1%
efficiency of mortar in 1/2 load	91,3%
Encapsulation grade (IEC 34-5)	IP55
Insulation grade (IEC 85)	F
Motor protection	PTC
Motor No	83315432
Motor series	Domestic

Other
Net Weight	335kg
Gross Weight	353kg
Transport volume	0.725m3